Exhibit 3.55

[Initials] Examiner [Initials] Name Approved

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

Corporation Division

One Ashburton Place, Boston, MA 02108-1512

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 156B)

ARTICLE I

The name of the corporation is:

North Point - Pioneer, Inc.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

To own, operate, manage and maintain psychiatric hospitals and/or other health care facilities; and

To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts, whether or not related to those referred to hereinabove.

However, this corporation shall not engage in any activity which constitutes the practice of Medicine as regulated by the Board of Registration in Medicine.

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Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2% x 11 sheets of paper leaving a left hand margin of at least 1 inch. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

ARTICLE III

The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:		COMMON:	200,000	$.01
PREFERRED:		PREFERRED:

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights on privileges of that class and of each other class of which shares are outstanding and of each series then established with any class.

None.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

None.

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (if there are no provisions state “None”.)

See Continuation Sheets - 6A - 6D attached hereto and incorporated herein by reference.

Note: The preceding six (6) articles are considered to be permanent and may ONLY be exchanged by filing appropriate Articles of Amendment.

CONTINUATION SHEET 6A

to the Articles of Organization of

North Point - Pioneer, Inc.

By-Laws

The board of directors is authorized to make, amend or repeal the by-laws of the corporation in whole or in part, except with respect to any provision thereof which by law, by these articles of organization, or by the by-laws requires action by the stockholders.

Place of Meetings of the Stockholders

Meetings of the stockholders may be held anywhere in the United States.

Partnership

The corporation may be a partner in any business enterprise which the corporation would have power to conduct by itself.

Indemnification of Directors, Officers and Others

The corporation shall indemnify each person who is or was a director, officer, employee or other agent of the corporation, and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding may be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

CONTINUATION SHEET 6B

to the Articles of Organization of

North Point - Pioneer, Inc.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested persons, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent, or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms “director,” “officer,” “employee,” “agent” and “trustee” include their respective executors, administrators and other legal representatives, and “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

CONTINUATION SHEET 6C

to the Articles of Organization of

North Point - Pioneer, Inc.

By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

Intercompany Transactions

No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other organization of which one or more of its directors or officers are directors, trustees or officers, or in which any of them has any financial or other interest, shall be void or voidable, or in any way affected, solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or their votes are counted for such purposes, if:

a)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee which authorizes, approves or ratifies the contract or transaction, and the board or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

b)	The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or

CONTINUATION SHEET 6D

to the Articles of Organization of

North Point - Pioneer, Inc.

c)	The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes, approves or ratifies the contract or transaction. No director or officer of the corporation shall be liable or accountable to the corporation or to any of its stockholders or creditors or to any other person, either for any loss to the corporation or to any other person or for any gains or profits realized by such director or officer, clauses (a), (b) or (c) above are applicable.

Limitations on Director Liability

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, or (iv) for any transaction in which the director derived an improper personal benefit. No amendment to or repeal of any provision of this paragraph, directly or by adoption of an inconsistent provision of these Articles of Organization, shall apply to or have any effect on any liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a. The post office address of the corporation IN MASSACHUSETTS is:

200 Lake Street, Suite 102, Peabody, MA 01960

b. The name, residence and post office address (if different) of the directors and officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS
President:	Bruce A. Shear	14 Ida Road Marblehead, MA 01960	14, Ida Road Marblehead, MA 01960

Treasurer:	Donald E. Robar	48 Burpee Hill New London, NH 03257	48 Burpee Hill New London, NH 03257

Clerk:	Gerald M. Perlow, M.D.	40 Atlantic Road Swampscott, MA 01907	40 Atlantic Road Swampscott, MA 01907

Directors:	Bruce A. Shear Donald E. Robar Gerald M. Perlow, M.D.	(As Above) (As Above) (As Above)	(As Above) (As Above) (As Above)

c. The fiscal year of the corporation shall end on the last day of the month of: June

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:	Bruce A. Shear
14 Ida Road
Marblehead, MA 01945

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury. I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 28th day of May 1996.

Bruce A. Shear	/s/ Bruce A. Shear
PHC, Inc.
200 Lake Street, Suite 102, Peabody, MA 01960

NOTE:	If an already-existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by [Illegible] section is taken.

SECRETARY OF	538585	[Illegible]
THE COMMONWEALTH
THE COMMONWEALTH OF MASSACHUSETTS
96 MAY 28 PM 12:49
ARTICLE OF ORGANIZATION

GENERAL LAWS, CHAPTER 156B, SECTION 12

I hereby certify that, upon an examination of these articles of organization duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles, and the filing fee in the amount of $200.00 having been paid, said articles are deemed to have been filed with me this 28th day of MAY 1996.

Effective date

/s/ William Francis Galvin
William Francis Galvin
Secretary of the Commonwealth

FILING FEE: 1/10 of 1% of the total amount of the authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than one dollar or no par stock shall be deemed to have a par value of one dollar per share.

PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT

Bruce A, Shear

PHC, Inc.

200 Lake Street, Suite 102, Peabody, MA 01960

Telephone: (508) 536-2777